Exhibit 99.1



Contact:      David W. Gryska                        Brian P. Gill
              Sr. Vice President and                 Vice President,
              Chief Financial Officer                Corporate Communications
              Celgene Corporation                    Celgene Corporation
              (908) 673-9059                         (908) 673-9530


          CELGENE REPORTED EXCEPTIONAL OPERATING PERFORMANCE DRIVEN BY
                           RECORD REVENUE AND PROFITS

2006 FOURTH QUARTER FINANCIAL RESULTS:
--------------------------------------

   o   TOTAL REVENUE INCREASED 84 PERCENT TO $275 MILLION

   o   PRODUCT SALES INCREASED 96 PERCENT TO $252 MILLION

   o   REVLIMID(R) NET PRODUCT SALES REACHED $124 MILLION

   o   THALOMID(R) NET PRODUCT SALES INCREASED TO $110 MILLION

   o   ADJUSTED EARNINGS PER SHARE INCREASED 500 PERCENT TO $0.18 PER DILUTED
       SHARE

2006 FULL-YEAR FINANCIAL RESULTS:
---------------------------------

   o   TOTAL REVENUE INCREASED 67 PERCENT TO $899 MILLION

   o   NET PRODUCT SALES INCREASED 82 PERCENT TO $812 MILLION

   o   REVLIMID NET PRODUCT SALES REACHED $321 MILLION

   o   THALOMID NET PRODUCT SALES INCREASED TO $433 MILLION

   o   ADJUSTED EARNINGS PER SHARE INCREASED 165 PERCENT TO $0.53 PER DILUTED
       SHARE

RECENT HIGHLIGHTS:
------------------

   o MORE THAN 131 ABSTRACTS AT ASH 2006; 25 ORAL PRESENTATIONS INCLUDING CLINICAL DATA FOR REVLIMID IN NEWLY DIAGNOSED MULTIPLE MYELOMA, NON-DELETION 5Q MYELODYSPLASTIC SYNDROMES (MDS), CHRONIC LYMPHOCYTIC LEUKEMIA (CLL) & NON-HODGKIN'S LYMPHOMA (NHL)

   o REVLIMID RECEIVED ORPHAN DRUG DESIGNATION FROM THE FDA FOR TREATMENT OF CHRONIC LYMPHOCYTIC LEUKEMIA

   o CELGENE ADDED TO THE S&P 500 INDEX ON NOVEMBER 3, 2006, AND SUBSEQUENTLY COMPLETED 20 MILLION SHARE OFFERING RAISING MORE THAN $1.0 BILLION

   o CELGENE ACQUIRED API MANUFACTURING FACILITY IN SWITZERLAND MAXIMIZING STRATEGIC CONTROL OF REVLIMID PRODUCTION WORLDWIDE

2007 FINANCIAL OUTLOOK:
-----------------------

   o   CELGENE FORECASTS STRONG REVENUE AND EARNINGS GROWTH

   o   TOTAL REVENUE IN 2007 EXPECTED TO INCREASE TO $1.3 BILLION RANGE

   o ADJUSTED DILUTED EARNINGS PER SHARE IN 2007 TARGETED TO DOUBLE YEAR-OVER-YEAR TO APPROXIMATELY $1.00

2007 MILESTONES:
----------------

   o   REVLIMID(R) EMEA APPROVAL

   o REVLIMID EUROPEAN LAUNCHES FOLLOWING LOCAL PRICE, REIMBURSEMENT AND DISTRIBUTION APPROVALS

   o   INITIATE REVLIMID CLL & NHL PHASE III SPA TRIALS

   o REVLIMID NEWLY DIAGNOSED MULTIPLE MYELOMA PHASE III DATA FROM ECOG E4A03 TRIAL PRESENTED

   o   ADVANCE CC-10004 IN ANTI-INFLAMMATORY INDICATIONS

   o   INITIATE REGULATORY STUDIES FOR CC-4047

SUMMIT, NJ - (FEBRUARY 1, 2007) - Celgene Corporation (NASDAQ: CELG) announced adjusted net income of $74.5 million, or adjusted earnings per diluted share of $0.18 for the quarter ended December 31, 2006. Based on U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $22.9 million, or diluted earnings per share of $0.06 for the quarter ended December 31, 2006, including share-based employee compensation expense of $17.9 million, compared to net income in the prior year period of $3.9 million or diluted earnings per share of $0.01. Total revenue was a record $275.0 million for the quarter ended December 31, 2006, an increase of 84.1% over the same period in 2005. The increase in total revenue was driven by REVLIMID net sales of $123.8 million, and THALOMID(R) net sales of $110.2 million. ALKERAN(R) net sales for the fourth quarter were $15.4 million in 2006 compared to $18.9 million in 2005. Revenue from Focalin(TM) and the Ritalin(R) family of drugs totaled $19.6 million for the fourth quarter of 2006 compared to $15.7 million over the same period last year.

For the full-year period, total revenue was a record $898.9 million for the year ended December 31, 2006, an increase of 67.4% over the prior year. Total net product sales reached a record $811.6 million, an increase of 82.1% year-over-year. REVLIMID sales for the full-year 2006 reached $320.6 million. THALOMID sales for the full-year 2006 were $433.0 million compared to $387.8 million in 2005. Celgene posted adjusted net income of $210.1 million or adjusted earnings per diluted share of $0.53, during the full-year ended 2006, compared to adjusted net income of $70.8 million or adjusted earnings per diluted share of $0.20 for the year ended 2005. For the full-year 2006 on a U.S. GAAP basis, Celgene announced net income of $69.0 million or earnings per diluted share of $0.18, compared to net income of $63.7 million or earnings per diluted share of $0.18 in 2005, which did not include $76.6 million of stock option expense recognized in 2006.

See the attached Consolidated Statements of Operations and Reconciliation of GAAP Earnings to "Adjusted" Earnings for an explanation of the amounts excluded and included to arrive at adjusted net income, adjusted per share amounts and adjusted pro-forma income tax rate, for the three-month and full-year periods ended December 31, 2006. Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company's basic operations do not meet the GAAP definition of unusual or non-recurring items. Adjusted earnings are not, and should not be, viewed as a substitute for GAAP net income. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of adjusted earnings and adjusted diluted earnings per share may differ from similarly named measures used by others.

In 2006, the Company increased R&D investments in multiple clinical programs evaluating REVLIMID(R) and other IMIDs(R) across a broad range of hematological cancers with unmet medical needs including: multiple myeloma, myelodysplastic syndromes, chronic lymphocyte leukemia, non-Hodgkin's lymphoma, myelofibrosis and hemoglobinopathies. For the full-year period, the Company incurred adjusted R&D expenses of $245.9 million. These R&D expenditures support ongoing clinical progress in multiple proprietary development programs for REVLIMID and
THALOMID(R); for other promising IMiDs compounds such as CC-4047, CC-11006, CC-10015, CC-13097 and CC-15965; for our lead anti-inflammatory compounds CC-10004 and CC-11050; as well as our kinase and ligase inhibitor programs and placental-derived stem cell program. On a GAAP basis, R&D expenses were $258.6 million for the full-year period in 2006.

Adjusted selling, general and administrative expenses increased to $268.5 million for the full-year period in 2006. SG&A expenses were driven primarily by significantly higher marketing and sales expenses related to product launch activities in the United States and Europe, and continued expansion of Celgene International in more than 25 countries, including Europe, Japan, Australia and Canada. On a reported GAAP basis, selling, general and administrative expenses were $339.7 million for the full-year period in 2006.

Celgene reported approximately $2.0 billion in cash and marketable securities as of December 31, 2006, an increase of $1.3 billion from December 31, 2005, reflecting the proceeds of a $1.0 billion follow-on offering.

"The financial and operational results of 2006 were outstanding. These results clearly reflect the positive efforts of the global Celgene team and its partners," said Celgene Chairman and Chief Executive Officer Sol J. Barer. "As a result of the strong momentum established in 2006, Celgene is positioned favorably to achieve its key objectives in 2007."

2006 COMPANY HIGHLIGHTS:

CLINICAL, REGULATORY AND DRUG DISCOVERY ACHIEVEMENTS:
----------------------------------------------------

o On June 29, 2006, the U.S. Food and Drug Administration (FDA) granted approval for our Supplemental New Drug Application for REVLIMID in combination with dexamethasone for the treatment of patients with multiple myeloma who have received at least one prior therapy.

o On May 27, 2006, the FDA granted accelerated approval to our Supplemental New Drug Application for THALOMID(R) in combination with dexamethasone for the treatment of newly diagnosed multiple myeloma.

o On October 5, 2006, THE NEW ENGLAND JOURNAL OF MEDICINE published two-year follow-up results of our Phase II trial evaluating REVLIMID(R) as an oral therapy for patients with MDS with transfusion-dependent anemia and deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

o On December 1, 2006, THE JOURNAL OF CLINICAL ONCOLOGY published Phase II trial results that evaluated REVLIMID(R) monotherapy for patients with relapsed or refractory chronic lymphocytic leukemia.

o At The 48TH American Society of Hematology Meeting (ASH), there were a record 131 abstracts on Celgene products in single and combination therapies in hematological cancers, including 49 abstracts on REVLIMID in a broad range of blood cancer indications.

o Celgene Cellular Therapeutics (CCT), a wholly owned subsidiary of Celgene Corporation announced that its intellectual property estate was strengthened by the issuance of United States Patent No. 7,045,148 by the United States Patent & Trademark Office (USPTO). This patent is the first issued by the USPTO that claims certain of CCT's proprietary methodologies for recovering a variety of placental-derived stem cells (PDSCs) from a human placenta following birth.

o    REVLIMID was added to the updated  National  Comprehensive  Cancer  Network
     (NCCN) treatment protocol for newly diagnosed MM patients. The guidelines are updated continually based on a review of the clinical evidence by multidisciplinary panels of expert physicians from NCCN member institutions. These practice guidelines are a benchmark for clinical policy in the oncology community.

CORPORATE AND COMMERCIAL DEVELOPMENTS:
-------------------------------------

o Sol J. Barer, Ph.D was elected, by the Board of Directors, to the position of Chairman of the Board in addition to his role as Chief Executive Officer. John W. Jackson, former Chairman of the Board, retired from that position on December 31, 2006.

o Celgene expanded its senior management team with the addition of David W. Gryska as Chief Financial Officer who brings to Celgene more than ten years of experience as a Chief Financial Officer for public companies. Additionally, Celgene announced that Thomas O. Daniel, M.D. was named President of Celgene Research. Dr. Daniel brings more than two decades of medical and pharmaceutical research experience to Celgene.

o Celgene announced the election of James J. Loughlin to the Company's Board of Directors. Mr. Loughlin brings to Celgene significant experience as a corporate director with a distinguished 40-year career with one of the world's leading professional accounting and business consulting firms where he reached the highest levels of corporate management and governance from entry level in 1964 to National Director of the Pharmaceuticals Practice, including a five-year term as member of the Board of Directors of KPMG LLP.

o Celgene acquired an active pharmaceutical ingredient (API) manufacturing facility in Zofingen, Switzerland. The manufacturing facility has the capability to produce multiple drug substances and initially will be used to produce REVLIMID to supply global markets. This acquisition further expands our global commercial manufacturing capabilities and enhances our strategic control of production worldwide.

o Celgene expanded its international infrastructure to more than 25 countries through investments in ongoing commercial, clinical and regulatory activities in Europe, Japan, Canada and Australia to maximize the commercial potential of REVLIMID(R) worldwide.

o Celgene filed a complaint against Barr Pharmaceuticals, Inc., in the United States District Court of New Jersey, alleging infringement of Celgene patents. By bringing suit, Celgene will secure a stay against FDA approval of Barr's proposed generic thalidomide product. Assuming ongoing litigation, the stay will last 30 months.

WEBCAST

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and 2006 full-year operating and financial performance on February 1, 2007 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT February 1, 2007 until midnight EDT February 10, 2007. To access the replay, dial 1-888-203-1112 and enter reservation number 1409857. The Company's first quarter 2007 financial and operational results will be reported on Thursday, April 26, 2007.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS FORM 10-K, 10-Q AND 8-K REPORTS.

                                      # # #

                      CELGENE CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
              RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
                               THREE MONTHS ENDED
                                    (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      DECEMBER 31, 2006                              DECEMBER 31, 2005
                                               GAAP     ADJUSTMENTS(1)        ADJUSTED       GAAP      ADJUSTMENTS(1)   ADJUSTED
                                             ---------  --------------       ----------     ---------  --- ---------    ----------
Net product sales                            $ 251,856                       $ 251,856     $ 128,697                    $  128,697
Collaborative agreements and other revenue       5,342                           5,342         5,505                         5,505
Royalty revenue                                 17,756                          17,756        15,136                        15,136
                                             ---------    ---------          ---------     ---------    ---------       ----------
    Total revenue                              274,954                         274,954       149,338                       149,338

Cost of goods sold                              34,744          190 (2)(4)      34,934        26,728          511 (4)       27,239
Research and development                        80,323       (2,702)(2)         77,621        52,421                        52,421
Selling, general and administrative            100,174      (17,207)(2)(3)      82,967        55,682       (2,170)(3)       53,512
                                             ---------    ---------          ---------     ---------    ---------       ----------
    Total costs and expenses                   215,241      (19,719)           195,522       134,831       (1,659)         133,172
                                             ---------    ---------          ---------     ---------    ---------       ----------

Operating income                                59,713       19,719             79,432        14,507        1,659           16,166

Equity in losses of associated company           3,031       (2,710)(4)            321           948         (948)(4)         -
Interest and other income, net                  17,228          120 (5)         17,348         2,155                         2,155
                                             ---------    ---------          ---------     ---------    ---------       ----------
Income before taxes                             73,910       22,549             96,459        15,714        2,607           18,321

Income tax provision (benefit)                  50,998      (29,009)(6)         21,989        11,786       (3,683) (6)       8,103
                                             ---------    ---------          ---------     ---------    ---------       ----------
Net income                                   $  22,912    $  51,558             74,470     $   3,928    $   6,290       $   10,218
                                             =========    =========          =========     =========    =========       ==========

PER COMMON SHARE:

Net income - basic                           $    0.06    $    0.14 (7)      $    0.20      $   0.01    $    0.02 (7)   $     0.03
                                             =========    =========          =========     =========    =========       ==========
Net income - diluted                         $    0.06    $    0.12 (7)      $    0.18     $    0.01    $    0.02 (7)   $     0.03
                                             =========    =========          =========     =========    =========       ==========

Weighted average shares -basic                 365,820      365,820            365,820       339,839      339,839          339,839
                                             =========    =========          =========     =========    =========       ==========
Weighted average shares -diluted               419,334      419,334            419,334       359,998      359,998          359,998
                                             =========    =========          =========     =========    =========       ==========


CELGENE CORPORATION AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)


(1) Adjusted net income and adjusted per share amounts for the three-month and full-year periods ended December 31, 2006, eliminate the effects of charges for share-based employee compensation expense associated with the application of the Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), "Share-Based Payment", or SFAS 123(R). The after tax net impact of share-based employee compensation expense reduced GAAP net income by $12.6 million, or $0.03 per diluted share for the three-month period ended December 31, 2006 and by $53.2 million, or $0.13 per diluted share for the full-year period ended December 31, 2006. Adjusted net income and per share amounts, for the three-month and full-year periods ended
     December 31, 2006 and 2005, excludes amortization of acquisition intangibles resulting from the acquisition of Penn T Limited and charges to record our share of equity losses in EntreMed, Inc. Also, adjusted net income and per share amounts, for the three-month period ended December 31, 2006 and full-year periods ended December 31, 2006 and 2005 excludes charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants. The full-year periods ended December 31, 2006 and 2005, and the three-month period ended December 31, 2005, also excludes accelerated depreciation expense related to the Company's corporate headquarters relocation.

LINE ITEM ADJUSTMENTS:
----------------------

(2) To exclude SFAS 123(R) share-based compensation expense totaling $17,946 related to stock options.

(3) To exclude the amortizaton of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $2,268 in 2006 and $2,069 in 2005 and to exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters in the amount of $101 in 2005.

(4) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(5) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants.

(6) The adjusted income tax provision reflects an annualized 29% estimated pro-forma income tax rate for 2006 and an annualized 30.9% cash rate for 2005. The 2006 rate is computed by taking the Company's GAAP earnings in each taxable jurisdiction in which the Company operates and making adjustments required to arrive at taxable income ("book-tax adjustments"). Taxable income is increased to add-back the tax deduction for the exercise of employee stock options. In jurisdictions where net operating losses are available for carry forward, taxable income is reduced by the amount of net operating loss carry forwards that the Company believes will be deductible and sustainable upon audit. Taxable income, after the adjustments for employee stock options and net operating loss carry forwards, is multiplied by the applicable statutory tax rate to arrive at estimated actual taxes due. Estimated actual taxes due are divided by the Company's adjusted earnings before tax to arrive at the 2006 pro-forma income tax rate. The 2005 cash rate was computed based upon the cash income tax payments made for the year, net of anticipated refunds. In 2006, the cash income tax payments net of anticipated refunds were negligible. If the 2006 pro-forma income tax rate methodology had been used in 2005, the 2005 rate would have been 10.5%.

(7) Adjusted per share amounts represent adjusted net income divided by the GAAP weighted average number of shares outstanding.

                      CELGENE CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
              RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
                               TWELVE MONTHS ENDED
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        DECEMBER 31, 2006                           DECEMBER 31, 2005
                                               GAAP      ADJUSTMENTS(1)       ADJUSTED      GAAP       ADJUSTMENTS(1)    ADJUSTED
                                             ---------   -------------       ---------    ---------    -------------     ---------
Net product sales                            $ 811,605     $     -           $ 811,605    $ 445,625     $      -         $ 445,625
Collaborative agreements and other revenue      18,189           -              18,189       41,334            -            41,334
Royalty revenue                                 69,079           -              69,079       49,982            -            49,982
                                             ---------     ---------         ---------    ---------      ---------       ---------
    Total revenue                              898,873           -             898,873      536,941            -           536,941

Cost of goods sold                             125,892          (805)(2)(4)    125,087       80,727            687 (4)      81,414
Research and development                       258,621       (12,740)(2)       245,881      190,834            -           190,834
Selling, general and administrative            339,669       (71,183)(2)(3)    268,486      181,796         (5,123)(3)     176,673
                                             ---------     ---------         ---------    ---------      ---------       ---------
    Total costs and expenses                   724,182       (84,728)          639,454      453,357         (4,436)        448,921
                                             ---------     ---------         ---------    ---------      ---------       ---------

Operating income                               174,691        84,728           259,419       83,584          4,436          88,020

Equity in losses of associated company           8,233        (7,912)(4)           321        6,923         (6,923)(4)        -
Interest and other income, net                  36,437           418 (5)        36,855        7,551          6,875 (5)      14,426
                                             ---------     ---------         ---------    ---------      ---------       ---------
Income before taxes                            202,895        93,058           295,953       84,212         18,234         102,446

Income tax provision (benefit)                 133,914       (48,087)(6)        85,827       20,556         11,102 (6)      31,658
                                             ---------     ---------         ---------    ---------      ---------       ---------
Net income                                   $  68,981     $ 141,145           210,126    $  63,656      $   7,132          70,788
                                             =========     =========         =========    =========      =========       =========

PER COMMON SHARE:

Net income - basic                           $    0.20     $    0.40 (7)     $    0.60    $    0.19      $    0.02 (7)   $    0.21
                                             =========     =========         =========    =========      =========       =========
Net income - diluted                         $    0.18     $    0.35 (7)     $    0.53    $    0.18      $    0.02 (7)   $    0.20
                                             =========     =========         =========    =========      =========       =========

Weighted average shares -basic                 352,217       352,217           352,217      335,512        335,512         335,512
                                             =========     =========         =========    =========      =========       =========
Weighted average shares -diluted               407,181       407,181           407,181      390,585        390,585         390,585
                                             =========     =========         =========    =========      =========       =========




CELGENE CORPORATION AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)


(1) Adjusted net income and adjusted per share amounts for the three-month and full-year periods ended December 31, 2006, eliminate the effects of charges for share-based employee compensation expense associated with the application of the Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), "Share-Based Payment", or SFAS 123(R). The after tax net impact of share-based employee compensation expense reduced GAAP net income by $12.6 million, or $0.03 per diluted share for the three-month period ended December 31, 2006 and by $53.2 million, or $0.13 per diluted share for the full-year period ended December 31, 2006. Adjusted net income and per share amounts, for the three-month and full-year periods ended
     December 31, 2006 and 2005, excludes amortization of acquisition intangibles resulting from the acquisition of Penn T Limited and charges to record our share of equity losses in EntreMed, Inc. Also, adjusted net income and per share amounts, for the three-month period ended December 31, 2006 and full-year periods ended December 31, 2006 and 2005 excludes charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants. The full-year periods ended December 31, 2006 and 2005, and the three-month period ended December 31, 2005, also excludes accelerated depreciation expense related to the Company's corporate headquarters relocation.

LINE ITEM ADJUSTMENTS:
----------------------

(2) To exclude SFAS 123(R) share-based compensation expense totaling $76,643 related to stock options.

(3) To exclude the amortizaton of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $8,718 in 2006 and $2,667 in 2005 and to exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters in the amount of $202 in 2006 and $2,456 in 2005.

(4) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(5) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants.

(6) The adjusted income tax provision reflects a 29% estimated pro-forma income tax rate for 2006 and a 30.9% cash rate for 2005. The 2006 rate is computed by taking the Company's GAAP earnings in each taxable jurisdiction in which the Company operates and making adjustments required to arrive at taxable income ("book-tax adjustments"). Taxable income is increased to add back the tax deduction for the exercise of employee stock options. In jurisdictions where net operating losses are available for carry forward, taxable income is reduced by the amount of net operating loss carry forwards that the Company believes will be deductible and sustainable upon audit. Taxable income, after the adjustments for employee stock options and net operating loss carry forwards, is multiplied by the applicable statutory tax rate to arrive at estimated actual taxes due. Estimated actual taxes due are divided by the Company's adjusted earnings before tax to arrive at the 2006 pro-forma income tax rate. The 2005 cash rate was computed based upon the cash income tax payments made for the year, net of anticipated refunds. In 2006, the cash income tax payments net of anticipated refunds were negligible. If the 2006 pro-forma income tax rate methodology had been used in 2005, the 2005 rate would have been 10.5%.

(7) Adjusted per share amounts represent adjusted net income divided by the GAAP weighted average number of shares outstanding.

CELGENE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              DECEMBER 31,        DECEMBER 31,
                                                 2006                2005
                                              ------------        -----------
Cash, cash equivalents & marketable
   securities                                 $  1,982,220        $   724,260
Total assets                                     2,735,791          1,246,637
Convertible notes                                  399,889            399,984
Stockholders' equity                             1,976,177            635,775